Exhibit 99.1

National Bank Holdings Corporation Announces Record Third Quarter 2016 Financial Results and a 40% increase in the Quarterly Dividend

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $8.3 million, or $0.30 per diluted share, for the third quarter of 2016, compared to net income of $4.5 million, or $0.15 per diluted share, for the second quarter of 2016 and net income of $1.6 million, or $0.05 per diluted share, for the third quarter of 2015. The return on average tangible assets was 0.80% for the third quarter of 2016 compared to 0.45% for the second quarter of 2016, and 0.21% for the third quarter of 2015. The return on average tangible equity was 7.07% for the third quarter of 2016 compared to 3.98% for the second quarter of 2016, and 1.64% for the third quarter of 2015.

In announcing these results, Chief Executive Officer, Tim Laney shared, “We delivered another quarter of record earnings driven by solid revenue growth, expense control and excellent credit quality outside of the energy portfolio. With loan originations of $282 million, we achieved a key milestone of $1 billion of new loan originations over the last twelve months and continue to gain momentum in our markets. Our focus on strong expense management resulted in a year-over-year third quarter reduction of 14%. During the quarter, we took additional provision for loan losses of $3.9 million against energy loans and charged off $17.2 million on previously reserved for credits. Our remaining energy portfolio is well covered with an energy allowance to total energy loans ratio of 4.2% at quarter-end. Excluding the charge-offs on the previously reserved for credits, the credit quality of our originated loan portfolio remains excellent, experiencing annualized net charge-offs of only 3 basis points.”

Mr. Laney added, “We are pleased to announce that our Board of Directors declared a $0.07 per share dividend on October 18, 2016, which represents a 40% increase from the previous dividend of $0.05 per share. The increase demonstrates the confidence our Board of Directors has in the financial position of our company and future growth opportunities.”

Mr. Laney concluded, “We were active in repurchasing our shares during the third quarter, repurchasing $54.4 million or 2.6 million shares at an average price of $21.24. Since early 2013 and through September 30, 2016, we have repurchased 50.4% of our shares outstanding, at a weighted average price of $20.00.”

Third Quarter 2016 Highlights

(All comparisons refer to the second quarter of 2016, except as noted)

•

At September 30, 2016, loans totaled $2.8 billion and increased $84.1 million, or 12.2% annualized, on the strength of originations totaling $282.0 million. Total non 310-30 loans at September 30, 2016 increased $362.7 million, or 15.8%, since September 30, 2015.

•	Fully taxable equivalent net interest income totaled $38.1 million and increased $2.3 million, driven by growth of the non 310-30 loan interest income and accelerated 310-30 loan accretion income.
•	Annualized net charge-offs in the non 310-30 portfolio were 2.64% compared to 0.58% last quarter. Excluding previously reserved for credits, annualized net charge-offs on non 310-30 loans were 0.03%.
•	The provision for loan losses totaled $5.3 million and included $3.9 million from the energy sector, or a negative $0.09 per share.

•	Total deposits averaged $3.8 billion and were consistent with the prior quarter when excluding a short-term money market deposit from one energy client in the prior quarter.
•

Non-interest income totaled $11.6 million, increasing $1.1 million, driven primarily by $1.5 million of OREO related income. In addition, higher service charge fees and gain on sale of mortgages were partially offset by lower bank card fees.

•

Non-interest expense totaled $33.4 million and was consistent with the prior quarter as a $0.5 million increase in salaries and benefits was offset by lower other expenses and higher gains on the sale of OREO.

•

Executed share buybacks during the third quarter of 2.6 million shares, or $54.4 million, and year-to-date through September 30, 2016 of 4.2 million shares, or $87.3 million at a weighted average price of $20.62.

•

At September 30, 2016, common book value per share was $20.92, while tangible common book value per share was $18.67 and $19.66 after consideration of the excess accretable yield value of $0.99 per share.

Third Quarter 2016 Results

(All comparisons refer to the second quarter of 2016, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $38.1 million, increasing $2.3 million, driven by the strong originated loan growth in the non 310-30 portfolio and accelerated accretion income of $1.8 million on 310-30 loans. Average earning assets totaled $4.2 billion and decreased $0.2 billion due to lower short-term investments owing to the previously mentioned temporary money market deposit from one client in the second quarter. The fully taxable equivalent net interest margin of 3.59% increased 0.33% primarily due to a 0.17% increase from the accelerated 310-30 accretion income and a 0.14% impact from lower levels of low-yielding short-term investments in this quarter versus last quarter.

Loans

Total loans ended the quarter at $2.8 billion, increasing $84.1 million, or 12.2% annualized, driven by new loan originations of $282.0 million. Originated loans outstanding totaled $2.5 billion and increased $108.5 million, or 18.0% annualized. Over the past twelve months, loan originations have totaled $1.0 billion, achieving a key milestone, and resulting in originated loan outstandings growth of 20.6% over September 30, 2015.

Asset Quality and Provision for Loan Losses

Non 310-30 loans totaled $2.7 billion and represented 94.4% of total loans at September 30, 2016. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Net charge-offs within the non 310-30 portfolio totaled $17.4 million, or 2.64% annualized, increasing from an annualized 0.58% last quarter, driven by charge-offs on three previously reserved for credits. Excluding these three credits, net charge-offs within the non-310-30 portfolio were only 0.03% annualized during the quarter and 0.05% annualized year-to-date.  Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) decreased to 0.84% of total non 310-30 loans, compared to 1.46% at June 30, 2016. Outside of the energy sector, the loan portfolio credit profile remains strong as evidenced by the non-performing loans to total loans ratio of 0.33%, decreasing from 0.44% at prior quarter end.

A provision for loan losses on the non 310-30 loans of $5.3 million was recorded during the quarter, driven by loan growth and an increase in the energy sector provision of $3.9 million, which was primarily the result of one loan that was partially charged-off during the quarter. The non 310-30 allowance for loan losses was 1.04% of total non 310-30 loans, decreasing from 1.55% in the prior quarter due to $17.4 million of net charge-offs, most of which relates to previously reserved for credits.

Energy sector loan balances totaled $86.6 million, decreasing $18.0 million, or 17.2%, from last quarter. Four energy sector loans with balances of $13.3 million were on non-accrual at September 30, 2016, including one credit totaling $3.3 million added during the quarter. The total allowance for loan losses on the energy sector portfolio was 4.2% compared to 14.8% at prior quarter end and decreased primarily due to charge-offs recorded during the quarter.

Acquired problem loans accounted for under 310-30 totaled $157.7 million at September 30, 2016 and decreased $11.6 million during the third quarter, an annualized decrease of 27.3%, reflecting continued successful workout efforts on these acquired loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $4.5 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $210.6 million.

Deposits

Total deposits averaged $3.8 billion and were consistent with the prior quarter when excluding a short-term money market deposit from one energy client in the prior quarter. Transaction deposits (defined as total deposits less time deposits) averaged $2.6 billion and were consistent with the prior quarter, as growth in money market accounts was offset by a decrease in other transaction accounts. Time deposits and client repurchase agreements averaged $1.2 billion and $0.1 billion, respectively, both consistent with the prior quarter. The average cost of total deposits was 0.36%, consistent with the prior quarter. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements, and at September 30, 2016, these client fundings comprised 97.1% of total liabilities.

Non-Interest Income

Non-interest income totaled $11.6 million in the third quarter of 2016, increasing $1.1 million. Excluding a $1.8 million gain on sale of a building in the prior quarter, non-interest income increased $2.9 million, driven by a $1.5 million increase in OREO related income and a $0.9 million gain on previously charged-off acquired loans. In addition, service charges and gain on sale of mortgages increased a combined $0.3 million, partially offset by a $0.1 million decrease in bank card fees.

Non-Interest Expense

Non-interest expense totaled $33.4 million, consistent with the prior quarter. Salaries and benefits increased $0.5 million due to accrual adjustments in the prior quarter. The increase was offset by a $0.3 million improvement in net OREO gains and problem asset workout expenses and a combined decrease in other expense categories of $0.2 million.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $549.8 million at September 30, 2016 and decreased $49.1 million from prior quarter end. The decrease in equity is due to share repurchases of $54.4 million, and a $2.7 million decrease in accumulated other comprehensive income, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio, offset by net income of $8.3 million.

Book value per share was $20.92 at September 30, 2016 and increased $0.13 from prior quarter end. Tangible common book value per share was $18.67 at September 30, 2016 compared to $18.68 at prior quarter end as the increase from net income was offset by share repurchases and lower accumulated other comprehensive income. The tangible common equity to tangible assets ratio decreased to 10.79% at September 30, 2016 from 11.78%, driven by share repurchases of $54.4 million. The leverage ratio at September 30, 2016 for the consolidated company and the Bank was 10.46% and 8.64%, respectively.

Share buybacks during the third quarter totaled 2.6 million shares, or $54.4 million, at a weighted average price of $21.24. Year-to-date share buybacks through September 30 2016, totaled 4.2 million shares, or $87.3 million, at a weighted average price of $20.62. Since early 2013, we have repurchased 50.4% of our shares outstanding, at a weighted average price of $20.00.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the September 30, 2016 accretable yield balance on the 310-30 loans of $63.7 million would add $1.48 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $0.99 after-tax to our tangible book value per share as of September 30, 2016, resulting in a tangible common book value per share of $19.66.

Year-Over-Year Review

(All comparisons refer to the first nine months of 2015, except as noted)

Net income for first nine months of 2016 was $13.1 million, or $0.45 per diluted share, compared to net income of $1.5 million, or $0.04 per diluted share for the first nine months of 2015. Fully taxable equivalent net interest income totaled $112.9 million and decreased $5.9 million. Lower levels of higher-yielding 310-30 loans and investment portfolio paydowns decreased interest income $15.5 million and was partially offset by a $10.0 million increase in non 310-30 interest income from new loan originations. The fully taxable equivalent net interest margin narrowed 0.04% to 3.51% from 3.55%, primarily due to the continued resolution of the higher-yielding 310-30 acquired loan portfolio.

Loan balances at September 30, 2016 totaled $2.8 billion and increased $299.4 million, or 11.9%, over September 30, 2015, on the strength of $1.0 billion in loan originations between the two periods. The strong loan originations were the result of continued market penetration and success of our relationship banking model. The acquired 310-30 loan portfolio declined $63.2 million, or 28.6%, as a result of the continued successful workout efforts that have been made on exiting acquired problem loans.

Total deposits averaged $3.9 billion during the first nine months of 2016, increasing $56.2 million, driven by a $176.8 million increase in average transaction deposits (defined as total deposits less time deposits), which totaled $2.7 billion. The increase in average transaction deposits was driven by higher average demand deposits of $45.7 million, or 5.9%, coupled with an increase in other low-cost transaction deposits of $131.1 million, or 7.5%. Time deposits averaged $1.2 billion, decreasing $120.6 million or 9.3%. Repurchase agreements totaled $112.5 million, decreasing $103.5 million due to temporary client funds with one client in the prior year. The mix of transaction deposits to total deposits improved to 69.3% at September 30, 2016 from 67.6% in the prior year. Additionally, the average cost of deposits totaled 0.36%, consistent with the prior year.

Provision for loan loss expense was $22.4 million during the first nine months of 2016, compared to $7.0 million, an increase of $15.4 million, driven by a $19.0 million increase in the energy sector provision for loan losses during 2016. The non 310-30 allowance for loan losses ended the quarter at 1.04% of total non 310-30 loans compared to 1.00% in the prior year, increasing primarily due to higher reserves for the energy sector loans. Net charge-offs on non 310-30 loans totaled 1.16%, annualized, compared to 0.05%, annualized, in the prior year.

Non-interest income was $30.0 million during the first nine months of 2016, compared to $6.0 million, an increase of $24.0 million. The increase was driven by negative $20.4 million of FDIC-related income in the prior year coupled with a $1.8 million gain on sale of a building this year, a $1.3 million increase in OREO related income, and a $1.0 million increase in gain on recoveries of acquired loans. Bank card fees grew $0.5 million on the strength of higher interchange activity, offset by $0.6 million lower service charges due to lower instances of overdrafts, a $0.9 million negative mark-to-market adjustment related to fair value interest rate swaps on fixed-rate term loans and a $1.0 million bargain purchase gain recorded in the prior year. Other income increased a net $1.5 million primarily from higher interest rate swap fees from clients and an increase in bank-owned life insurance income.

Non-interest expense totaled $101.6 million during the first nine months of 2016, decreasing $14.2 million or 12.3%. The decrease was partially due to lower salaries and benefits of $1.4 million, lower professional fees of $0.7 million and lower occupancy and equipment of $0.8 million. Other non-interest expenses were also lower $6.6 million, primarily due to lower telecommunications and data processing expense benefiting from the core system conversion and lower marketing expense. Problem asset workout expenses decreased $2.3 million coupled with a $1.8 million increase in gain on sale of OREO from the sale of several larger assets compared to the prior year. Additionally, the prior period included banking center consolidation related expenses of $1.1 million, offset by warrant liability income of $0.4 million.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, October 21, 2016. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 92242655 and asking for the National Bank Holdings Corporation Third Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through November 4, 2016, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 92242655. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 91 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions or consolidations; the Company's ability to realize the anticipated benefits from converted core operating systems without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Total interest and dividend income	$40,764	$38,472	$42,311	$120,790	$127,915
Total interest expense	3,700	3,719	3,629	10,935	10,899
Net interest income	37,064	34,753	38,682	109,855	117,016
Taxable equivalent adjustment	1,041	1,037	822	3,053	1,767
Net interest income FTE(1)	38,105	35,790	39,504	112,908	118,783
Provision for loan losses	5,293	6,457	3,710	22,369	7,021
Net interest income after provision for loan losses FTE(1)	32,812	29,333	35,794	90,539	111,762
Non-interest income:
Service charges	3,662	3,465	3,953	10,387	10,977
Bank card fees	2,828	2,935	2,808	8,530	8,057
Gain on sale of mortgages, net	600	534	628	1,608	1,574
Other non-interest income	2,851	3,383	942	7,320	3,928
OREO related write-ups and other income	1,667	187	183	2,190	871
Bargain purchase gain	—	—	1,048	—	1,048
FDIC loss-sharing related	—	—	(5,801)	—	(20,426)
Total non-interest income	11,608	10,504	3,761	30,035	6,029
Non-interest expense:
Salaries and benefits	20,091	19,612	20,454	60,315	61,687
Occupancy and equipment	5,666	5,708	6,098	17,440	18,256
Professional fees	909	978	924	2,343	3,006
Other non-interest expense	6,239	6,299	8,735	18,394	24,990
Problem asset workout	1,172	958	1,821	3,104	5,435
Gain on sale of OREO, net	(2,077)	(1,611)	(238)	(4,120)	(2,342)
Intangible asset amortization	1,370	1,370	1,359	4,110	4,031
Gain from change in fair value of warrant liability	—	—	(476)	—	(358)
Banking center consolidation related expenses	—	—	—	—	1,089
Total non-interest expense	33,370	33,314	38,677	101,586	115,794

Income before income taxes FTE(1)	11,050	6,523	878	18,988	1,997
Taxable equivalent adjustment	1,041	1,037	822	3,053	1,767
Income before income taxes	10,009	5,486	56	15,935	230
Income tax expense (benefit)	1,695	982	(1,580)	2,866	(1,311)
Net income	$8,314	$4,504	$1,636	$13,069	$1,541
Income per share - basic	$0.30	$0.15	$0.05	$0.45	$0.04
Income per share - diluted	$0.30	$0.15	$0.05	$0.45	$0.04

(1) Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 35% for each period presented. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	September 30, 2016	June 30, 2016	September 30, 2015	December 31, 2015
ASSETS
Cash and cash equivalents	$124,977	$147,939	$153,156	$166,092
Securities purchased under agreements to resell	—	—	50,000	—
Investment securities available-for-sale	968,853	1,046,047	1,244,267	1,157,246
Investment securities held-to-maturity	355,427	381,172	445,069	427,503
Non-marketable securities	12,373	12,304	27,049	22,529
Loans	2,822,555	2,738,504	2,523,128	2,587,673
Allowance for loan losses	(28,021)	(40,106)	(23,827)	(27,119)
Loans, net	2,794,534	2,698,398	2,499,301	2,560,554
Loans held for sale	20,341	9,690	11,246	13,292
FDIC indemnification asset, net	—	—	18,155	—
Other real estate owned	21,200	23,242	19,034	20,814
Premises and equipment, net	96,861	98,570	104,452	103,103
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	8,319	9,689	13,799	12,429
Other assets	143,898	141,139	142,891	140,716
Total assets	$4,606,413	$4,627,820	$4,788,049	$4,683,908
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$841,421	$831,891	$820,269	$815,054
Interest bearing demand deposits	416,153	416,192	408,341	436,745
Savings and money market	1,393,661	1,378,764	1,390,054	1,394,995
Total transaction deposits	2,651,235	2,626,847	2,618,664	2,646,794
Time deposits	1,173,772	1,174,098	1,255,973	1,193,883
Total deposits	3,825,007	3,800,945	3,874,637	3,840,677
Securities sold under agreements to repurchase	113,307	126,146	169,488	136,523
Federal Home Loan Bank advances	51,359	40,000	40,000	40,000
Other liabilities	66,968	61,819	82,731	49,164
Total liabilities	4,056,641	4,028,910	4,166,856	4,066,364
Shareholders' equity:
Common stock	514	514	513	513
Additional paid in capital	997,665	996,855	995,440	997,926
Retained earnings	47,347	40,419	36,778	38,670
Treasury stock	(504,301)	(450,156)	(420,274)	(419,660)
Accumulated other comprehensive income, net of tax	8,547	11,278	8,736	95
Total shareholders' equity	549,772	598,910	621,193	617,544
Total liabilities and shareholders' equity	$4,606,413	$4,627,820	$4,788,049	$4,683,908
SHARE DATA
Average basic shares outstanding	27,654,827	29,215,822	32,681,181	30,625,371
Average diluted shares outstanding	27,898,756	29,278,759	32,762,516	30,795,333
Ending shares outstanding	26,282,224	28,810,883	30,318,684	30,358,509
Common book value per share	$20.92	$20.79	$20.49	$20.34
Tangible common book value per share(1)	$18.67	$18.68	$18.31	$18.22
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.35	$18.29	$18.02	$18.22
CAPITAL RATIOS
Average equity to average assets	12.49%	12.57%	13.76%	13.17%
Tangible common equity to tangible assets(1)	10.79%	11.78%	11.76%	11.98%
Leverage ratio	10.46%	11.04%	11.50%	11.75%
Tier 1 risk-based capital ratios	14.43%	16.23%	18.75%	17.48%
Total risk-based capital ratio	15.29%	17.48%	19.58%	18.37%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Accounting Treatment Period End Loan Balances

			September 30, 2016		September 30, 2016
			vs. June 30, 2016		vs. September 30, 2015
	September 30, 2016	June 30, 2016	% Change	September 30, 2015	% Change
Non 310-30(1):
Commercial:
Commercial and industrial	$1,043,544	$1,015,858	2.7%	$851,922	22.5%
Owner occupied commercial real estate	213,986	191,668	11.6%	171,009	25.1%
Agriculture	133,109	131,685	1.1%	131,119	1.5%
Energy	86,628	104,663	(17.2%)	147,478	(41.3)%
Total commercial	1,477,267	1,443,874	2.3%	1,301,528	13.5%
Commercial real estate non-owner occupied	453,248	424,020	6.9%	309,700	46.4%
Residential real estate	706,791	674,830	4.7%	659,475	7.2%
Consumer	27,586	26,498	4.1%	31,533	(12.5%)
Total non 310-30	2,664,892	2,569,222	3.7%	2,302,236	15.8%
ASC 310-30:
Commercial	43,339	46,875	(7.5%)	65,615	(33.9)%
Commercial real estate non-owner occupied	95,487	101,719	(6.1%)	125,065	(23.7)%
Residential real estate	17,654	19,341	(8.7%)	26,975	(34.6)%
Consumer	1,183	1,347	(12.2%)	3,237	(63.5)%
Total ASC 310-30	157,663	169,282	(6.9%)	220,892	(28.6)%
Total loans	$2,822,555	$2,738,504	3.1%	$2,523,128	11.9%

(1)

Included in non 310-30 loans are originated loans of $2,501,426, $2,392,887, and $2,073,560 as of September 30, 2016, June 30, 2016, and September 30, 2015, respectively, and loans acquired under business combinations of $163,466, $176,335, and $228,676 as of September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

Originations(1)

	Third quarter	Second quarter	First quarter	Fourth quarter	Third quarter
	2016	2016	2016	2015	2015
Commercial:
Commercial and industrial	$92,433	$142,179	$59,361	$122,664	$134,189
Owner occupied commercial real estate	19,091	17,883	10,399	13,395	12,095
Agriculture	9,589	18,072	10,375	24,194	11,295
Energy	(1,251)	(17,328)	(13,984)	1,075	17,245
Total commercial	119,862	160,806	66,151	161,328	174,824
Commercial real estate non-owner occupied	54,456	89,109	44,876	23,260	36,480
Residential real estate	102,703	63,815	49,722	50,387	36,808
Consumer	4,995	3,158	2,671	3,086	5,616
Total	$282,016	$316,888	$163,420	$238,061	$253,728

(1)	Originations equal, for each quarter, closed end funded loans and net fundings under revolving lines of credit.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	Three months ended			Three months ended			Three months ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$162,157	$8,597	21.21%	$174,415	$7,762	17.80%	$230,978	$11,262	19.50%
Non 310-30 loans FTE(1)(2)(3)(4)	2,630,064	25,893	3.92%	2,421,033	23,348	3.88%	2,193,383	22,210	4.02%
Investment securities available-for-sale	1,003,347	4,552	1.81%	1,072,976	4,954	1.85%	1,286,897	5,929	1.84%
Investment securities held-to-maturity	371,164	2,543	2.74%	395,027	2,804	2.84%	461,530	3,215	2.79%
Other securities	13,003	160	4.92%	14,936	192	5.14%	27,059	319	4.72%
Interest earning deposits and securities purchased under agreements to resell	47,997	60	0.50%	337,426	449	0.54%	223,432	198	0.35%
Total interest earning assets FTE(4)	$4,227,732	$41,805	3.93%	$4,415,813	$39,508	3.60%	$4,423,279	$43,133	3.87%
Cash and due from banks	$73,709			$71,162			$66,288
Other assets	339,837			333,855			351,071
Allowance for loan losses	(40,509)			(37,532)			(21,176)
Total assets	$4,600,769			$4,783,298			$4,819,462
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,799,085	$1,189	0.26%	$1,978,438	$1,317	0.27%	$1,780,799	$1,167	0.26%
Time deposits	1,174,269	2,290	0.78%	1,180,496	2,199	0.75%	1,268,476	2,257	0.71%
Securities sold under agreements to repurchase	117,028	37	0.13%	113,645	37	0.13%	182,071	37	0.08%
Federal Home Loan Bank advances	50,766	184	1.44%	40,000	166	1.67%	40,000	168	1.67%
Total interest bearing liabilities	$3,141,148	$3,700	0.47%	$3,312,579	$3,719	0.45%	$3,271,346	$3,629	0.44%
Demand deposits	$824,848			$821,987			$810,895
Other liabilities	60,199			47,590			73,984
Total liabilities	4,026,195			4,182,156			4,156,225
Shareholders' equity	574,574			601,142			663,237
Total liabilities and shareholders' equity	$4,600,769			$4,783,298			$4,819,462
Net interest income		$38,105			$35,790			$39,504
Interest rate spread FTE(4)			3.46%			3.15%			3.43%
Net interest earning assets	$1,086,584			$1,103,234			$1,151,933
Net interest margin FTE(4)			3.59%			3.26%			3.54%
Ratio of average interest earning assets to average interest bearing liabilities	134.59%			133.30%			135.21%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,460,701, $2,238,151 and $1,970,030, and interest income of $22,339, $19,782 and $18,311, with tax equivalent yields of 3.78%, 3.74% and 3.85% for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended September 30, 2016, June 30, 2016, and September 30, 2015 were $15,536, $7,628 and $9,214, and interest income was $238, $117 and $192 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $1,041, $1,037 and $822 for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the nine months ended September 30, 2016			For the nine months ended September 30, 2015
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$175,694	$26,653	20.23%	$246,951	$35,728	19.29%
Non 310-30 loans FTE(1)(2)(3)(4)	2,484,651	72,877	3.92%	2,033,733	62,836	4.13%
Investment securities available-for-sale	1,071,029	14,810	1.84%	1,367,503	19,164	1.87%
Investment securities held-to-maturity	394,626	8,278	2.80%	490,402	10,316	2.80%
Other securities	15,572	581	4.97%	27,070	963	4.74%
Interest earning deposits and securities purchased under agreements to resell	159,748	644	0.54%	304,037	675	0.30%
Total interest earning assets FTE(4)	$4,301,320	$123,843	3.85%	$4,469,696	$129,682	3.88%
Cash and due from banks	$72,051			$60,182
Other assets	334,190			357,222
Allowance for loan losses	(35,554)			(19,656)
Total assets	$4,672,007			$4,867,444
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,872,116	$3,689	0.26%	$1,740,976	$3,340	0.26%
Time deposits	1,180,275	6,617	0.75%	1,300,832	6,934	0.71%
Securities sold under agreements to repurchase	112,527	114	0.14%	216,071	127	0.08%
Federal Home Loan Bank advances	43,615	515	1.58%	40,000	498	1.66%
Total interest bearing liabilities	$3,208,533	$10,935	0.46%	$3,297,879	$10,899	0.44%
Demand deposits	$813,407			$767,755
Other liabilities	52,861			73,631
Total liabilities	4,074,801			4,139,265
Shareholders' equity	597,206			728,179
Total liabilities and shareholders' equity	$4,672,007			$4,867,444
Net interest income		$112,908			$118,783
Interest rate spread FTE(4)			3.39%			3.44%
Net interest earning assets	$1,092,787			$1,171,817
Net interest margin FTE(4)			3.51%			3.55%
Ratio of average interest earning assets to average interest bearing liabilities	134.06%			135.53%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,301,164 and $1,817,255, and interest income of $61,950 and $51,263, with tax equivalent yields of 3.77% and 3.90% for the nine months ended September 30, 2016, and September 30, 2015, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the nine months ended September 30, 2016, and September 30, 2015, were $11,846 and $6,313, and interest income was $520 and $423 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $3,053 and $1,767 for the nine months ended September 30, 2016, and September 30, 2015, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Loan Losses

(Dollars in thousands)

Allowance for Loan Losses Analysis

	As of and for the three months ended
	September 30, 2016			June 30, 2016			September 30, 2015
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	Loans	Loans	Total	Loans	Loans	Total	Loans	Loans	Total
Beginning allowance for loan losses	$231	$39,875	$40,106	$215	$36,951	$37,166	$765	$19,476	$20,241
Charge-offs	(6)	(17,540)	(17,546)	(41)	(3,686)	(3,727)	—	(212)	(212)
Recoveries	—	168	168	—	210	210	—	88	88
Provision expense	18	5,275	5,293	57	6,400	6,457	110	3,600	3,710
Ending ALL	$243	$27,778	$28,021	$231	$39,875	$40,106	$875	$22,952	$23,827
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.01%	2.64%	2.49%	0.09%	0.58%	0.55%	0.00%	0.02%	0.02%
Ratio of ALL to total loans outstanding at period end, respectively	0.15%	1.04%	0.99%	0.14%	1.55%	1.46%	0.40%	1.00%	0.94%
Ratio of ALL to total non-performing loans at period end, respectively(1)	0.00%	123.58%	124.66%	0.00%	106.54%	107.16%	0.00%	80.13%	83.18%
Total loans	$157,663	$2,664,892	$2,822,555	$169,282	$2,569,222	$2,738,504	$220,892	$2,302,236	$2,523,128
Average total loans during the period	$162,157	$2,614,133	$2,776,290	$174,415	$2,413,375	$2,587,790	$230,978	$2,184,169	$2,415,147
Total non-performing loans(1)	$—	$22,478	$22,478	$—	$37,428	$37,428	$—	$28,645	$28,645

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Non 310-30 Allowance for Loan Losses Analysis

	As of and for the three months ended
	September 30, 2016			June 30, 2016			March 31, 2016
		Non	Total		Non	Total		Non	Total
		310-30	Non		310-30	Non		310-30	Non
	Energy	Excluding	310-30	Energy	Excluding	310-30	Energy	Excluding	310-30
	Portfolio	Energy	Loans	Portfolio	Energy	Loans	Portfolio	Energy	Loans
Beginning allowance for loan losses	$15,443	$24,432	$39,875	$14,486	$22,465	$36,951	$3,763	$22,279	$26,042
Charge-offs	(15,700)	(1,840)	(17,540)	(3,374)	(312)	(3,686)	-	(659)	(659)
Recoveries	-	168	168	-	210	210	-	87	87
Provision expense	3,919	1,356	5,275	4,331	2,069	6,400	10,723	758	11,481
Ending ALL	$3,662	$24,116	$27,778	$15,443	$24,432	$39,875	$14,486	$22,465	$36,951
Ratio of annualized net charge-offs to average total loans during the period, respectively	65.30%	0.26%	2.64%	11.46%	0.02%	0.58%	0.00%	0.10%	0.10%
Ratio of ALL to total loans outstanding at period end, respectively	4.23%	0.94%	1.04%	14.75%	0.99%	1.55%	10.97%	0.98%	1.53%
Total loans	$86,628	$2,578,264	$2,664,892	$104,663	$2,464,558	$2,569,221	$132,100	$2,280,440	$2,412,540
Average loans	$95,645	$2,518,488	$2,614,133	$118,382	$2,294,994	$2,413,375	$139,490	$2,249,451	$2,388,941

NATIONAL BANK HOLDINGS CORPORATION

Asset Quality

(Dollars in thousands)

Non 310-30 Past Due Loans

	September 30, 2016	June 30, 2016	September 30, 2015
Loans 30-89 days past due and still accruing interest	$1,374	$5,279	$1,561
Loans 90 days past due and still accruing interest	428	43	266
Non-accrual loans(1)	22,478	37,428	28,645
Total past due and non-accrual loans	$24,280	$42,750	$30,472
Total 90 days past due and still accruing interest and non-accrual loans to total loans	0.86%	1.46%	1.26%
Total non-accrual loans to total loans	0.84%	1.46%	1.24%
% of total past due and non-accrual loans that carry fair value marks	15.41%	12.22%	14.21%

(1)	Includes non-accrual energy loans of $13,313, $25,850 and $12,057 at September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

Asset Quality Data

	September 30, 2016	June 30, 2016	September 30, 2015
Non-accrual loans	$10,430	$24,377	$7,288
Restructured loans on non-accrual	12,048	13,051	21,357
Total non-performing loans(1)	22,478	37,428	28,645
OREO	21,200	23,242	19,034
Other repossessed assets	100	894	894
Total non-performing assets	$43,778	$61,564	$48,573
Accruing restructured loans	$8,780	$5,729	$11,028
Total non-performing loans to total loans	0.80%	1.37%	1.14%
Total non-performing loans excluding energy sector loans to total loans excluding energy sector loans	0.33%	0.44%	0.70%
Total non-performing assets to total loans and OREO	1.54%	2.23%	1.91%
Total non-performing assets excluding energy sector to total loans excluding energy sector loans and OREO	1.10%	1.34%	1.52%

(1)	Includes non-accrual energy loans of $13,313, $25,850 and $12,057 at September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

Changes in Accretable Yield

	For the three months ended			Life-to-date
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016
Accretable yield at beginning of period	$67,765	$75,007	$103,430	$—
Additions through acquisitions	—	—	—	214,996
Reclassification from non-accretable difference to accretable yield	4,962	2,462	3,202	266,942
Reclassification to non-accretable difference from accretable yield	(457)	(1,942)	(2,355)	(32,467)
Accretion	(8,597)	(7,762)	(11,262)	(385,798)
Accretable yield at end of period	$63,673	$67,765	$93,015	$63,673

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended			As of and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Key Ratios(1)
Return on average assets	0.72%	0.38%	0.13%	0.37%	0.04%
Return on average tangible assets(2)	0.80%	0.45%	0.21%	0.45%	0.11%
Return on average tangible assets before provision for loan losses and taxes FTE(2)	1.55%	1.22%	0.50%	1.32%	0.36%
Return on average equity	5.76%	3.01%	0.98%	2.92%	0.28%
Return on average tangible common equity(2)	7.07%	3.98%	1.64%	3.88%	0.81%
Interest earning assets to interest bearing liabilities (end of period)(3)	133.09%	135.31%	134.58%	133.09%	134.58%
Loans to deposits ratio (end of period)	74.32%	72.30%	65.41%	74.32%	64.41%
Non-interest bearing deposits to total deposits (end of period)	22.00%	21.89%	21.17%	22.00%	21.17%
Net interest margin(4)	3.49%	3.17%	3.47%	3.41%	3.50%
Net interest margin FTE (2)(4)	3.59%	3.26%	3.54%	3.51%	3.55%
Interest rate spread FTE(5)	3.46%	3.15%	3.43%	3.39%	3.44%
Yield on earning assets(3)	3.84%	3.50%	3.79%	3.75%	3.83%
Yield on earning assets FTE(2)(3)	3.93%	3.60%	3.87%	3.85%	3.88%
Cost of interest bearing liabilities(3)	0.47%	0.45%	0.44%	0.46%	0.44%
Cost of deposits	0.36%	0.36%	0.35%	0.36%	0.36%
Non-interest expense to average assets	2.89%	2.80%	3.18%	2.90%	3.18%
Efficiency ratio FTE(2)(6)	64.37%	69.00%	86.25%	68.19%	89.55%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	0.80%	1.37%	1.14%	0.80%	1.14%
Non-performing assets to total loans and OREO	1.54%	2.23%	1.91%	1.54%	1.91%
Allowance for loan losses to total loans	0.99%	1.46%	0.94%	0.99%	0.94%
Allowance for loan losses to non-performing loans	124.66%	107.16%	83.18%	124.66%	83.18%
Net charge-offs to average loans(1)	2.49%	0.55%	0.02%	1.08%	0.05%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	September 30, 2016	June 30, 2016	September 30, 2015	December 31, 2015
Total shareholders' equity	$549,772	$598,910	$621,193	$617,544
Less: goodwill and intangible assets, net	(67,950)	(69,320)	(73,429)	(72,060)
Add: deferred tax liability related to goodwill	8,935	8,547	7,385	7,772
Tangible common equity (non-GAAP)	$490,757	$538,137	$555,149	$553,256

Total assets	$4,606,413	$4,627,820	$4,788,049	$4,683,908
Less: goodwill and intangible assets, net	(67,950)	(69,320)	(73,429)	(72,060)
Add: deferred tax liability related to goodwill	8,935	8,547	7,385	7,772
Tangible assets (non-GAAP)	$4,547,398	$4,567,047	$4,722,005	$4,619,620

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	11.93%	12.95%	12.97%	13.18%
Less: impact of goodwill and intangible assets, net	(1.14)%	(1.17)%	(1.21)%	(1.20)%
Tangible common equity to tangible assets (non-GAAP)	10.79%	11.78%	11.76%	11.98%

Common book value per share calculations:
Total shareholders' equity	$549,772	$598,910	$621,193	$617,544
Divided by: ending shares outstanding	26,282,224	28,810,883	30,318,684	30,358,509
Common book value per share	$20.92	$20.79	$20.49	$20.34

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$490,757	$538,137	$555,149	$553,256
Divided by: ending shares outstanding	26,282,224	28,810,883	30,318,684	30,358,509
Tangible common book value per share (non-GAAP)	$18.67	$18.68	$18.31	$18.22

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$490,757	$538,137	$555,149	$553,256
Less: accumulated other comprehensive income, net of tax	(8,547)	(11,278)	(8,736)	(95)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	482,210	526,859	546,413	553,161
Divided by: ending shares outstanding	26,282,224	28,810,883	30,318,684	30,358,509
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.35	$18.29	$18.02	$18.22

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended			As of and for the nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$8,314	$4,504	$1,636	$13,069	$1,541
Add: impact of core deposit intangible amortization expense, after tax	836	836	829	2,507	2,459
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$9,150	$5,340	$2,465	$15,576	$4,000

Income before income taxes FTE (non-GAAP)	$11,050	$6,523	$878	$18,988	$1,997
Add: impact of core deposit intangible amortization expense, before tax	1,370	1,370	1,359	4,110	4,031
Add: provision for loan losses	5,293	6,457	3,710	22,369	7,021
FTE income adjusted for impact of core deposit intangible amortization expense and provision (non-GAAP)	$17,713	$14,350	$5,947	$45,467	$13,049

Energy sector provision for loan losses	$3,919	$4,331	N/A	$18,973	N/A
Tax rate 38%	38.0%	38.0%	N/A	38.0%	N/A
Energy sector provision for loan losses, after tax	$2,430	$2,685	N/A	$11,763	N/A

Average assets	$4,600,769	$4,783,298	$4,819,462	$4,672,007	$4,867,444
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(59,685)	(61,445)	(66,575)	(61,051)	(67,473)
Average tangible assets (non-GAAP)	$4,541,084	$4,721,853	$4,752,887	$4,610,956	$4,799,971

Average shareholders' equity	$574,574	$601,142	$663,237	$597,206	$728,179
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(59,685)	(61,445)	(66,575)	(61,051)	(67,473)
Average tangible common equity (non-GAAP)	$514,889	$539,697	$596,662	$536,155	$660,706

Return on average assets (non-GAAP)	0.72%	0.38%	0.13%	0.37%	0.04%
Return on average tangible assets (non-GAAP)	0.80%	0.45%	0.21%	0.45%	0.11%
Return on average tangible assets before provision for loan losses and taxes FTE (non-GAAP)	1.55%	1.22%	0.50%	1.32%	0.36%
Return on average tangible assets before energy sector provision for loan losses (non-GAAP)	1.04%	0.70%	N/A	0.81%	N/A
Return on average equity (non-GAAP)	5.76%	3.01%	0.98%	2.92%	0.28%
Return on average tangible common equity (non-GAAP)	7.07%	3.98%	1.64%	3.88%	0.81%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended			As of and for the nine months ended
	September 30, 2016	June 30, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Interest income	$40,764	$38,472	$42,311	$120,790	$127,915
Add: impact of taxable equivalent adjustment	1,041	1,037	822	3,053	1,767
Interest income FTE (non-GAAP)	$41,805	$39,509	$43,133	$123,843	$129,682

Net interest income	$37,064	$34,753	$38,682	$109,855	$117,016
Add: impact of taxable equivalent adjustment	1,041	1,037	822	3,053	1,767
Net interest income FTE (non-GAAP)	$38,105	$35,790	$39,504	$112,908	$118,783

Average earning assets	$4,227,732	$4,415,813	$4,423,279	$4,301,320	$4,469,696
Yield on earning assets	3.84%	3.50%	3.79%	3.75%	3.83%
Yield on earning assets FTE (non-GAAP)	3.93%	3.60%	3.87%	3.85%	3.88%
Net interest margin	3.49%	3.17%	3.47%	3.41%	3.50%
Net interest margin FTE (non-GAAP)	3.59%	3.26%	3.54%	3.51%	3.55%